================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 --------------


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)*



                          Acadia Pharmaceuticals Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $.0001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    004225108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[_]  Rule 13d-1(c)
[X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

====================                                               =============
CUSIP NO.  004225108                   13G                         PAGE 2 OF 16
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       OXFORD BIOSCIENCE PARTNERS IV L.P.
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,422,717
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,422,717
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,422,717
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 2 of 16 pages

====================                                               =============
CUSIP NO.  004225108                   13G                         PAGE 3 OF 16
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       mRNA FUND II L.P.
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,422,717
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,422,717
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,422,717
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 3 of 16 pages

====================                                               =============
CUSIP NO.  004225108                   13G                         PAGE 4 OF 16
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       OBP MANAGEMENT IV L.P.
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,422,717
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,422,717
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,422,717
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 4 of 16 pages

====================                                               =============
CUSIP NO.  004225108                   13G                         PAGE 5 OF 16
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       JEFFREY T BARNES
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,422,717
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,422,717
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,422,717
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 5 of 16 pages

====================                                               =============
CUSIP NO.  004225108                   13G                         PAGE 6 OF 16
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       JONATHAN J. FLEMING
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,422,717
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,422,717
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,422,717
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 6 of 16 pages

====================                                               =============
CUSIP NO.  004225108                   13G                         PAGE 7 OF 16
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       MICHAEL E. LYTTON
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,422,717
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,422,717
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,422,717
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 7 of 16 pages

====================                                               =============
CUSIP NO.  004225108                   13G                         PAGE 8 OF 16
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       ALAN G. WALTON
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        59,715
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,422,717
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               59,715
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,422,717
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,482,432
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.4%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 8 of 16 pages

====================                                               =============
CUSIP NO.  004225108                   13G                         PAGE 9 OF 16
====================                                               =============

ITEM 1(A).   NAME OF ISSUER:
             --------------
             Acadia Pharmaceuticals Inc. (the "Issuer")

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             -----------------------------------------------
             3911 Sorrento Valley Boulevard, San Diego, CA 92121

ITEM 2(A).   NAMES OF PERSONS FILING:
             -----------------------
             Oxford Bioscience Partners IV L.P. ("Oxford IV") and mRNA Fund II L.P. ("mRNA II") (collectively, the "Funds"); OBP Management IV L.P. ("OBP IV"), which is the sole general partner of Oxford IV and mRNA II; and Jeffrey T. Barnes ("Barnes"), Jonathan J. Fleming ("Fleming"), Michael E. Lytton ("Lytton") and Alan G. Walton ("Walton") (collectively, the "General Partners"), who are the general partners of OBP IV. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
             -----------------------------------------------------------
             The address of the principal business office of Oxford IV, mRNA II, OBP IV, Barnes, Fleming and Lytton is 222 Berkeley Street, Suite 1650, Boston, Massachusetts 02116. The address of the principal business office of Walton is 315 Post Rd. West, Westport, Connecticut 06880.

ITEM 2(C).   CITIZENSHIP:
             -----------
             The Funds and OBP IV are limited partnerships organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:
             ----------------------------
             Common Stock, $.0001 par value ("Common Stock").

ITEM 2(E).   CUSIP NUMBER:
             ------------
             004225108.

ITEM 3.      IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13D-1(B) OR
             -------------------------------------------------------------
             240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
             ---------------------------------------------------------
             Not applicable.

ITEM 4.      OWNERSHIP.


             (a) Amount Beneficially Owned: Oxford IV is the record owner of 3,396,738 shares of Common Stock as of December 31, 2007. mRNA II is the record owner of 25,979 shares of Common Stock as of December 31, 2007 (the shares held of record by Oxford IV and mRNA II, the "Record Shares"). As the sole general partner of Oxford IV and mRNA II, OBP IV may be deemed to own the Record Shares. As the individual general partners of OBP IV, each of the General Partners may also be deemed to share the power and direct the disposition and vote of the Record Shares. In addition, as of December 31, 2007, Walton holds the right to options to exercise 59,715 shares of Common Stock (the "Option Shares").

             (b) Percent of Class: See Line 11 of the cover sheets. The percentages set forth on the cover sheets for each Reporting Person other than Walton are calculated based on 36,967,340 shares of Common Stock reported to be outstanding by the

                               Page 9 of 16 pages

====================                                               =============
CUSIP NO.  004225108                   13G                         PAGE 10 OF 16
====================                                               =============

                  Issuer in Form 10-Q as filed with the Securities and Exchange Commission on November 5, 2007 for the period ending September 30, 2007 (the "Reported Shares"). Walton's percentage is calculated based on 37,027,055 shares, which includes the Reported Shares and the Option Shares.

             (c)  Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: See Line 5 of cover sheets.

                  (ii) Shared power to vote or to direct the vote: See Line 6 of cover sheets.

                  (iii) Sole power to dispose or to direct the disposition of:
                        See Line 7 of cover sheets.

                  (iv)  Shared power to dispose or to direct the disposition of:
                        See Line 8 of cover sheets.

             Each Reporting Person disclaims beneficial ownership of such shares of Common Stock, except for the shares, if any, such Reporting Person holds of record.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
             --------------------------------------------
             Mark P. Carthy has ceased to be a general partner of OBP IV and accordingly is no longer deemed to share the power to direct the disposition or vote of the Record Shares.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
             ---------------------------------------------------------------
             Not applicable.

ITEM 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
             ------------------------------------------------------------------
             THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
             ------------------------------------------------------------
             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
             ---------------------------------------------------------
             Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-5(b).

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.
             ------------------------------
             Not applicable.

ITEM 10.     CERTIFICATION.
             -------------
             Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                               Page 10 of 16 pages

====================                                               =============
CUSIP NO.  004225108                   13G                         PAGE 11 OF 16
====================                                               =============

                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    February 11, 2008


OXFORD BIOSCIENCE PARTNERS IV L.P.

By:      OBP MANAGEMENT IV L.P.
         General Partner

         By:          *
            -----------------------------------
             Jonathan J. Fleming
             General Partner


mRNA FUND II L.P.

By:      OBP MANAGEMENT IV L.P.
         General Partner

         By:          *
            -----------------------------------
             Jonathan J. Fleming
             General Partner


OBP MANAGEMENT IV L.P.

By:          *
   -----------------------------------
    Jonathan J. Fleming
    General Partner


        *
-----------------------------------
Jeffery T. Barnes


         *
-----------------------------------
Jonathan J. Fleming


        *
-----------------------------------
Michael E. Lytton


        *
-----------------------------------
Alan G. Walton

                               Page 11 of 16 pages

====================                                               =============
CUSIP NO.  004225108                   13G                         PAGE 12 OF 16
====================                                               =============




                                       *By:  /s/ Raymond Charest
                                             -----------------------------------
                                             Raymond Charest
                                             As attorney-in-fact



This Amendment to Schedule 13G was executed by Raymond Charest on behalf of the individuals listed above pursuant to Powers of Attorney, copies of which are attached as Exhibit 2.





















                               Page 12 of 16 pages

====================                                               =============
CUSIP NO.  004225108                   13G                         PAGE 13 OF 16
====================                                               =============

                                                                       EXHIBIT 1
                                                                       ---------


                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Acadia Pharmaceuticals Inc.


EXECUTED this 11th day of February, 2008.

OXFORD BIOSCIENCE PARTNERS IV L.P.

By:      OBP MANAGEMENT IV L.P.
         General Partner

         By:          *
            -----------------------------------
             Jonathan J. Fleming
             General Partner


mRNA FUND II L.P.

By:      OBP MANAGEMENT IV L.P.
         General Partner

         By:          *
            -----------------------------------
             Jonathan J. Fleming
             General Partner


OBP MANAGEMENT IV L.P.

By:          *
   -----------------------------------
    Jonathan J. Fleming
    General Partner


        *
-----------------------------------
Jeffery T. Barnes


         *
-----------------------------------
Jonathan J. Fleming


        *
-----------------------------------
Michael E. Lytton



                               Page 13 of 16 pages

====================                                               =============
CUSIP NO.  004225108                   13G                         PAGE 14 OF 16
====================                                               =============

        *
-----------------------------------
Alan G. Walton




                                       *By:  /s/ Raymond Charest
                                             -----------------------------------
                                             Raymond Charest
                                             As attorney-in-fact


This Amendment to Schedule 13G was executed by Raymond Charest on behalf of the individuals listed above pursuant to Powers of Attorney, copies of which are attached as Exhibit 2.

















                               Page 14 of 16 pages

====================                                               =============
CUSIP NO.  004225108                   13G                         PAGE 15 OF 16
====================                                               =============

                                                                       EXHIBIT 2
                                                                       ---------

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Raymond Charest, Alexia Pearsall and Jonathan J. Fleming, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Oxford Bioscience Partners IV L.P., mRNA II L.P., or OBP Management IV L.P., pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of April, 2004.


                                  OXFORD BIOSCIENCE PARTNERS IV L.P.
                                  BY ITS GENERAL PARTNER, OBP MANAGEMENT IV L.P.


                                  By: /s/ Jonathan Fleming
                                     -------------------------------------------
                                  Name:  Jonathan J. Fleming
                                  Title:  General Partner


                                  MRNA FUND II L.P.
                                  BY ITS GENERAL PARTNER, OBP MANAGEMENT IV L.P.


                                  By: /s/ Jonathan Fleming
                                     -------------------------------------------
                                  Name:  Jonathan J. Fleming
                                  Title:  General Partner


                                  OBP MANAGEMENT IV L.P.


                                  By: /s/ Jonathan Fleming
                                     -------------------------------------------
                                  Name:  Jonathan J. Fleming
                                  Title:  General Partner

                               Page 15 of 16 pages

====================                                               =============
CUSIP NO.  004225108                   13G                         PAGE 16 OF 16
====================                                               =============


                                  /s/ Jeffrey T. Barnes
                                  ----------------------------------------------
                                  Jeffrey T. Barnes



                                  /s/ Mark P. Carthy
                                  ----------------------------------------------
                                  Mark P. Carthy



                                  /s/ Jonathan J. Fleming
                                  ----------------------------------------------
                                  Jonathan J. Fleming



                                  /s/ Michael E. Lytton
                                  ----------------------------------------------
                                  Michael E. Lytton



                                  /s/ Alan G. Walton
                                  ----------------------------------------------
                                  Alan G. Walton





                               Page 16 of 16 pages